EXHIBIT 99.1
News Release

Minerals Technologies Inc. Announces 2025 Fourth Quarter
and Full Year Financial Results

NEW YORK, Jan. 29, 2026 (GLOBE NEWSWIRE) -- Minerals Technologies Inc. (NYSE: MTX) (“MTI”), a leading, technology-driven specialty minerals company, today reported earnings per share for the fourth quarter ended December 31, 2025, of $1.19, or $1.27 excluding special items.

“This past year, MTI demonstrated our strength as a company through the resilience and ingenuity of our teams around the world. We navigated multiple market challenges while remaining focused on our growth projects and strategic initiatives,” said Douglas T. Dietrich, MTI’s Chairman and Chief Executive Officer. “The timely investments we made last year position us for a strong 2026. Furthermore, our financial strength, underpinned by a robust balance sheet, is a solid foundation to support organic and inorganic growth going forward.”

Fourth Quarter 2025 Consolidated Results

In the fourth quarter, MTI’s worldwide net sales were $520 million.

Reported operating income was $62 million, or $67 million excluding special items. Reported operating margin was 11.9 percent of sales, or 12.8 percent excluding special items.

Cash flow from operations was $64 million in the fourth quarter and free cash flow was $32 million.

Fourth Quarter 2025 Segment Results

Consumer & Specialties segment sales were $274 million. Sales in the Household & Personal Care product line were $133 million, up 2 percent sequentially, driven by higher sales of cat litter. Sales in the product line were 1 percent lower than prior year, as lower fabric care orders in the quarter offset modest growth in cat litter and continued strong growth in edible oil and renewable fuel purification as well as animal feed additives. Sales in the Specialty Additives product line were $142 million, 2 percent lower than prior year, as higher sales to paper and packaging customers were more than offset by a slowdown in residential construction.

Segment reported operating income was $25 million, or $29 million excluding special items.

MTI’s Consumer & Specialties segment provides technologically enhanced products to consumer-driven end markets, including mineral-to-market household products as well as specialty additives that become functional components in a variety of consumer and industrial goods. The segment includes two product lines, Household & Personal Care and Specialty Additives.

Engineered Solutions segment sales were $245 million. Sales in the High-Temperature Technologies product line were $178 million, up 1 percent over the prior year. Higher sales to steel customers offset lower foundry sales in North America, while foundry sales in Asia continued to grow. In the Environmental & Infrastructure product line, sales were $67 million, up 7 percent over the prior year and driven by strength in environmental lining systems, infrastructure drilling, and offshore water treatment.

Segment reported operating income was $45 million, or $40 million excluding special items.

MTI’s Engineered Solutions segment provides advanced process technologies and solutions that are designed to improve customers’ manufacturing processes and projects. The segment includes two product lines, High-Temperature Technologies and Environmental & Infrastructure.

Full Year 2025

Full year worldwide net sales were $2.07 billion.

Reported operating income was $47 million, or 2.3 percent of sales. Operating income excluding special items was $287 million, or 13.9 percent of sales.

Full year reported loss per share was $0.59. Earnings per share was $5.52 excluding special items. The reported loss was primarily due to a provision to establish a reserve of $215 million in the first quarter for estimated costs to fund a trust to resolve all current and future talc-related claims associated with the BMI OldCo bankruptcy, as well as fund the Chapter 11 cases and related litigation costs.

Cash flow from operations was $194 million. Free cash flow was $87 million. MTI returned $73 million to shareholders through dividends and share repurchases.

Consumer & Specialties segment sales were $1.10 billion. Sales in the Household & Personal Care product line were $513 million, down 3 percent from prior year, primarily driven by lower sales of cat litter in the first half of the year. Sales of cat litter improved 7 percent from the first half of the year to the second half driven by higher volume in all regions. Sales in the Specialty Additives product line decreased 4 percent to $585 million, primarily driven by lower volumes to paper and packaging customers in North America and Europe as well as a slowdown in residential construction demand in the second half of the year. Sales to paper and packaging customers improved 3 percent in the second half versus the first half, as several new satellites in Asia continued to ramp up.

Segment reported operating income was $124 million, or $134 million excluding special items. Operating margin excluding special items was 12.2 percent.

Engineered Solutions segment sales were $975 million. Sales in the High-Temperature Technologies product line were $705 million, down 1 percent from prior year. Strong growth in the Asia foundry business was offset by softer demand from foundries serving the heavy truck and agricultural equipment markets in North America. Demand from steel customers was steady in North America and softer in Europe. In the Environmental & Infrastructure product line, sales increased 2 percent compared to prior year to $270 million, primarily driven by higher demand for environmental lining systems, infrastructure drilling products, and offshore water treatment.

Segment reported operating income was $170 million. Operating income excluding special items was $163 million, a record for the segment. Operating margin excluding special items was also a record for the segment at 16.7 percent.

MTI will host a conference call tomorrow, January 30, 2026, at 11 a.m. Eastern Time. The live earnings webcast can be accessed at https://investors.mineralstech.com/quarterly-results-conference-calls. A presentation for the call will be available at the same location at approximately 10:30 a.m. Eastern Time on January 30, 2026.

FORWARD-LOOKING STATEMENTS

This press release may contain "forward‐looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations and forecasts of future events such as new products, revenues, and financial performance, and are not limited to describing historical or current facts. They can be identified by the use of words such as “believes,” “expects,” “plans,” “intends,” “anticipates,” and other words and phrases of similar meaning. Forward-looking statements are necessarily based on assumptions, estimates, and limited information available at the time they are made. A broad variety of risks and uncertainties, both known and unknown, as well as the inaccuracy of assumptions and estimates, can affect the realization of the expectations or forecasts in these statements. Actual future results may vary materially. Significant factors that could affect the expectations and forecasts include worldwide general economic, business, and industry conditions; the cyclicality of our customers’ businesses and their changing regional demands; our ability to compete in very competitive industries; consolidation in customer industries, principally paper, foundry, and steel; our ability to renew or extend long term sales contracts for our satellite operations; our ability to generate cash to service our debt; our ability to comply with the covenants in the agreements governing our debt; our ability to effectively achieve and implement our growth initiatives or consummate the transactions described in the statements; our ability to successfully develop new products; our ability to defend our intellectual property; the increased risks of doing business abroad; the availability of raw materials and access to ore reserves at our mining operations, or increases in costs of raw materials, energy, or shipping; compliance with or changes to regulation in the areas of environmental, health and safety, and tax; risks and uncertainties related to the voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code filed by our subsidiaries BMI OldCo Inc. (f/k/a Barretts Minerals Inc.) and Barretts Ventures Texas LLC; claims for legal, environmental, and tax matters or product stewardship issues; operating risks and capacity limitations affecting our production facilities; seasonality of some of our businesses; cybersecurity and other threats relating to our information technology systems; and other risk factors and cautionary statements in our 2024 Annual Report on Form 10‐K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward‐looking statement, whether as a result of new information, future events, or otherwise.

About Minerals Technologies Inc.
Minerals Technologies Inc. (NYSE:MTX) is a global, technology-driven specialty minerals company that develops, produces, and markets a wide range of minerals and mineral-based products and services. We utilize global mineral reserves with our core technologies and applications to deliver innovative solutions for products that are part of everyday life. We serve customers in consumer and industrial markets worldwide, have 4,000 employees in 34 countries, and reported global sales of $2.1 billion in 2025. For further information, visit www.mineralstech.com.

Investor Relations Contact
Lydia Kopylova
lydia.kopylova@mineralstech.com

Media Contact
Stephanie Heise
stephanie.heise@mineralstech.com

###

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(in millions of dollars, except per share data)
(unaudited)

	Quarter Ended			% Growth		Twelve Months Ended		% Growth
	Dec. 31,	Sep. 28,	Dec. 31,	Prior	Prior	Dec. 31,	Dec. 31,	Prior
	2025	2025	2024	Qtr.	Year	2025	2024	Year

Net sales	$519.5	$532.4	$518.1	(2)%	0%	$2,072.6	$2,118.5	(2)%

Cost of goods sold	395.0	395.4	385.4	0%	2%	1,554.6	1,570.8	(1)%

Production margin	124.5	137.0	132.7	(9)%	(6)%	518.0	547.7	(5)%

Marketing and administrative expenses	52.2	53.0	52.8	(2)%	(1)%	208.0	209.2	(1)%
Research and development expenses	5.8	5.6	5.7	4%	2%	22.9	23.0	0%
Provision for litigation reserve and credit losses	0.0	0.0	0.0	*	*	215.0	30.0	*
Restructuring and other items	3.7	0.0	0.0	*	*	15.0	0.0	*
Gain on sale of assets, net	(4.3)	0.0	(12.3)	*	(65)%	(9.9)	(12.3)	(20)%
Litigation expenses	5.1	7.5	2.4	(32)%	113%	19.6	11.3	73%

Income from operations	62.0	70.9	84.1	(13)%	(26)%	47.4	286.5	(83)%

Interest expense, net	(12.9)	(13.8)	(12.6)	(7)%	2%	(54.5)	(56.4)	(3)%
Debt extinguishment expenses	0.0	0.0	(1.8)	*	*	0.0	(1.8)	*
Other non-operating deductions, net	(2.5)	(0.5)	(0.3)	*	*	(6.9)	(4.7)	47%
Total non-operating deductions, net	(15.4)	(14.3)	(14.7)	8%	5%	(61.4)	(62.9)	(2)%

Income (loss) before tax and equity in earnings	46.6	56.6	69.4	(18)%	(33)%	(14.0)	223.6	*

Provision for taxes on income	9.6	13.5	16.2	(29)%	(41)%	4.9	59.4	(92)%
Equity in earnings of affiliates, net of tax	1.4	1.1	1.5	27%	(7)%	4.9	6.7	(27)%

Net income (loss)	38.4	44.2	54.7	(13)%	(30)%	(14.0)	170.9	*

Less: Net income attributable to non-controlling interests	1.3	1.2	0.7	8%	86%	4.4	3.8	16%

Net income (loss) attributable to Minerals Technologies Inc. (MTI)	$37.1	$43.0	$54.0	(14)%	(31)%	$(18.4)	$167.1	*

Weighted average number of common shares outstanding:

Basic	31.1	31.3	31.9			31.4	32.1

Diluted	31.1	31.3	32.2			31.4	32.3

Earnings (loss) per share attributable to MTI:

Basic	$1.19	$1.37	$1.69	(13)%	(30)%	$(0.59)	$5.21	*

Diluted	$1.19	$1.37	$1.68	(13)%	(29)%	$(0.59)	$5.17	*

Cash dividends declared per common share	$0.12	$0.11	$0.11			$0.45	$0.41

* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

1)	For comparative purposes, the quarterly periods ended December 31, 2025, September 28, 2025 and December 31, 2024 consisted of 94 days, 91 days, and 93 days, respectively. The twelve month periods ended December 31, 2025 and December 31, 2024 consisted of 365 days and 366 days, respectively.

2)	To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP earnings per share, excluding special items, for the quarterly periods ended December 31, 2025, September 28, 2025 and December 31, 2024, and the twelve month periods ended December 31, 2025 and December 31, 2024 and a reconciliation to reported earnings per share for such periods. The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of the ongoing operating results and thereby affect the comparability of results between periods. The Company believes inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

(in millions of dollars, except per share data)	Quarter Ended			Twelve Months Ended
	Dec. 31,	Sep. 28,	Dec. 31,	Dec. 31,	Dec. 31,
	2025	2025	2024	2025	2024
Net income (loss) attributable to MTI	$37.1	$43.0	$54.0	$(18.4)	$167.1
% of sales	7.1%	8.1%	10.4%	*	7.9%

Special items:
Provision for litigation reserve and credit losses	0.0	0.0	0.0	215.0	30.0
Restructuring and other items	3.7	0.0	0.0	15.0	0.0
Debt extinguishment expenses	0.0	0.0	1.8	0.0	1.8
Gain on sale of assets, net	(4.3)	0.0	(12.3)	(9.9)	(12.3)
Litigation expenses	5.1	7.5	2.4	19.6	11.3
Related tax effects on special items	(2.2)	(1.9)	2.3	(47.9)	0.9

Net income attributable to MTI, excluding special items	$39.4	$48.6	$48.2	$173.4	$198.8
% of sales	7.6%	9.1%	9.3%	8.4%	9.4%

Diluted earnings per share, excluding special items	$1.27	$1.55	$1.50	$5.52	$6.15

* Percentage not meaningful

In the first quarter of 2025, the Company recorded a $215 million provision to establish a reserve for estimated costs to fund a trust to resolve all current and future talc-related settlements as well as fund the bankruptcy of BMI Oldco Inc.’s (f/k/a Barretts Minerals Inc.) (“Oldco”) and Barretts Ventures Texas LLC, and related litigation costs. Included in this provision is $30 million of additional debtor-in-possession financing by Minerals Technologies Investments LLC to the Debtors, which was committed in Q2 2025. In the second quarter of 2024, the Company recorded a $30 million provision for credit losses relating to the Company's committed line of credit to facilitate Oldco’s bankruptcy proceeding. These losses are not currently tax deductible as they are treated as an equity contribution for tax purposes. The current expected credit loss may become fully deductible in a future period. The timing of such deductibility is dependent on developments in the bankruptcy proceedings.

In 2025, the Company recorded restructuring and other items of $15.0 million, of which $3.7 million was recorded in the fourth quarter. These charges primarily relate to the write-down of assets and other charges relating to consolidated and shut-down facilities. Also included is a $5.5 million charge relating to severance and other costs related to a cost savings program initiated in the first quarter.

In 2025, the Company recorded a $9.9 million net gain on the sale of assets. $4.3 million was recorded in the fourth quarter and related to the sale of our chromite mine in South Africa. $5.6 million was recorded in the second quarter and represented the final installment for the sale of refractories manufacturing assets in China.

In the fourth quarter of 2024, the Company recorded a $12.3 million net gain on an installment sale of refractories manufacturing assets in China.

3)	Free cash flow is defined as cash flow from operations less capital expenditures. The following is a presentation of the Company's non-GAAP free cash flow for the quarterly periods ended December 31, 2025, September 28, 2025 and December 31, 2024, and the twelve month periods ended December 31, 2025 and December 31, 2024 and a reconciliation to cash flow from operations for such periods. The Company's management believes this non-GAAP measure provides meaningful supplemental information as management uses this measure to evaluate the Company's ability to maintain capital assets, satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities. Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. The Company's definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

	Quarter Ended			Twelve Months Ended
(in millions of dollars)	Dec. 31,	Sep. 28,	Dec. 31,	Dec. 31,	Dec. 31,
	2025	2025	2024	2025	2024
Cash flow from operations	$64.3	$70.9	$70.4	$193.7	$236.4
Capital expenditures	32.4	27.3	28.1	107.1	89.5
Free cash flow	$31.9	$43.6	$42.3	$86.6	$146.9

Depreciation, depletion and amortization expense	$23.3	$22.4	$24.3	$91.2	$94.9

4)	“Adjusted EBITDA” is a non-GAAP financial measure and refers to earnings before interest, taxes, depreciation and amortization (EBITDA), excluding special items. The following is a presentation of the Company's non-GAAP EBITDA and Adjusted EBITDA for the quarterly periods ended December 31, 2025, September 28, 2025 and December 31, 2024, and the twelve month periods ended December 31, 2025 and December 31, 2024, and a reconciliation to net income for such periods. The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance and facilitates investors' understanding of historic operating trends.

	Quarter Ended			Twelve Months Ended
(in millions of dollars)	Dec. 31,	Sep. 28,	Dec. 31,	Dec. 31,	Dec. 31,
	2025	2025	2024	2025	2024

Net income (loss) attributable to MTI	$37.1	$43.0	$54.0	$(18.4)	$167.1
Add back:
Depreciation, depletion and amortization expense	23.3	22.4	24.3	91.2	94.9
Interest expense, net	12.9	13.8	12.6	54.5	56.4
Equity in earnings of affiliates, net of tax	(1.4)	(1.1)	(1.5)	(4.9)	(6.7)
Net income attributable to non-controlling interests	1.3	1.2	0.7	4.4	3.8
Provision for taxes on income	9.6	13.5	16.2	4.9	59.4
EBITDA	82.8	92.8	106.3	131.7	374.9
Add special items:
Provision for litigation reserve and credit losses	0.0	0.0	0.0	215.0	30.0
Restructuring and other items	3.7	0.0	0.0	15.0	0.0
Debt extinguishment expenses	0.0	0.0	1.8	0.0	1.8
Gain on sale of assets, net	(4.3)	0.0	(12.3)	(9.9)	(12.3)
Litigation expenses	5.1	7.5	2.4	19.6	11.3
Adjusted EBITDA	$87.3	$100.3	$98.2	$371.4	$405.7
% of sales	16.8%	18.8%	19.0%	17.9%	19.2%

5)	The following table reflects the components of non-operating income and deductions:

(in millions of dollars)	Quarter Ended			Twelve Months Ended
	Dec. 31,	Sep. 28,	Dec. 31,	Dec. 31,	Dec. 31,
	2025	2025	2024	2025	2024
Interest income	$1.7	$1.2	$1.8	$5.3	$5.7
Interest expense	(14.6)	(15.0)	(14.4)	(59.8)	(62.1)
Foreign exchange gains (losses)	(2.0)	0.1	1.4	(3.8)	0.7
Debt extinguishment expenses	0.0	0.0	(1.8)	0.0	(1.8)
Other deductions	(0.5)	(0.6)	(1.7)	(3.1)	(5.4)
Non-operating deductions, net	$(15.4)	$(14.3)	$(14.7)	$(61.4)	$(62.9)

6)	The analyst conference call to discuss operating results for the fourth quarter is scheduled for Friday, January 30, 2026 at 11:00 am ET and will be broadcast over the Company's website (www.mineralstech.com). The broadcast will remain on the Company's website for no less than one year.

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
SUPPLEMENTARY DATA
(in millions of dollars)
(unaudited)

	Quarter Ended						% Growth		Twelve Months Ended				% Growth
SALES DATA	Dec. 31,	% of	Sep. 28,	% of	Dec. 31,	% of			Dec. 31,	% of	Dec. 31,	% of
	2025	Total Sales	2025	Total Sales	2024	Total Sales	Prior Qtr.	Prior Year	2025	Total Sales	2024	Total Sales	Prior Year

United States	$257.4	50%	$273.3	51%	$264.7	51%	(6)%	(3)%	$1,075.0	52%	$1,089.4	51%	(1)%
International	262.1	50%	259.1	49%	253.4	49%	1%	3%	997.6	48%	1,029.1	49%	(3)%
Net Sales	$519.5	100%	$532.4	100%	$518.1	100%	(2)%	0%	$2,072.6	100%	$2,118.5	100%	(2)%

Household & Personal Care	$132.5	26%	$129.8	24%	$133.9	26%	2%	(1)%	$512.8	25%	$530.0	25%	(3)%
Specialty Additives	141.8	27%	147.6	28%	144.8	28%	(4)%	(2)%	584.9	28%	610.2	29%	(4)%
Consumer & Specialties Segment	$274.3	53%	$277.4	52%	$278.7	54%	(1)%	(2)%	$1,097.7	53%	$1,140.2	54%	(4)%

High-Temperature Technologies	$178.0	34%	$178.9	34%	$176.4	34%	(1)%	1%	$704.7	34%	$713.2	33%	(1)%
Environmental & Infrastructure	67.2	13%	76.1	14%	63.0	12%	(12)%	7%	270.2	13%	265.1	13%	2%
Engineered Solutions Segment	$245.2	47%	$255.0	48%	$239.4	46%	(4)%	2%	$974.9	47%	$978.3	46%	0%

MTI Consolidated Net Sales	$519.5	100%	$532.4	100%	$518.1	100%	(2)%	0%	$2,072.6	100%	$2,118.5	100%	(2)%

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
SUPPLEMENTARY DATA
(in millions of dollars)
(unaudited)

	Quarter Ended			% Growth		Twelve Months Ended		% Growth
	Dec. 31,	Sep. 28,	Dec. 31,	Prior	Prior	Dec. 31,	Dec. 31,	Prior
SEGMENT OPERATING INCOME DATA	2025	2025	2024	Qtr.	Year	2025	2024	Year

Consumer & Specialties Segment	$25.3	$37.4	$37.9	(32)%	(33)%	$124.2	$165.5	(25)%
% of Sales	9.2%	13.5%	13.6%			11.3%	14.5%
Engineered Solutions Segment	$44.5	$44.8	$52.0	(1)%	(14)%	$169.7	$174.0	(2)%
% of Sales	18.1%	17.6%	21.7%			17.4%	17.8%
Unallocated and Other Corporate Expenses	$(7.8)	$(11.3)	$(5.8)	(31)%	34%	$(246.5)	$(53.0)	*

MTI Consolidated	$62.0	$70.9	$84.1	(13)%	(26)%	$47.4	$286.5	(83)%
% of Sales	11.9%	13.3%	16.2%			2.3%	13.5%

SPECIAL ITEMS

Consumer & Specialties Segment	$3.7	$0.0	$0.0	*	*	$9.5	$0.0	*

Engineered Solutions Segment	$(4.3)	$0.0	$(12.3)	*	*	$(6.6)	$(12.3)	*

Unallocated and Other Corporate Expenses	$5.1	$7.5	$2.4	*	*	$236.8	$41.3	*

MTI Consolidated	$4.5	$7.5	$(9.9)	*	*	$239.7	$29.0	*

To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP operating income. This excludes special items (set forth in the above table), for the quarterly periods ended December 31, 2025, September 28, 2025 and December 31, 2024, and the twelve month periods ended December 31, 2025 and December 31, 2024, constituting a reconciliation to GAAP operating income set forth above. The Company's management believe these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of ongoing operating results and thereby affect the comparability of results between periods. The Company believes inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	Quarter Ended			% Growth		Twelve Months Ended		% Growth
SEGMENT OPERATING INCOME,	Dec. 31,	Sep. 28,	Dec. 31,			Dec. 31,	Dec. 31,	Prior
EXCLUDING SPECIAL ITEMS	2025	2025	2024	Prior Qtr.	Prior Year	2025	2024	Year

Consumer & Specialties Segment	$29.0	$37.4	$37.9	(22)%	(23)%	$133.7	$165.5	(19)%
% of Sales	10.6%	13.5%	13.6%			12.2%	14.5%
Engineered Solutions Segment	$40.2	$44.8	$39.7	(10)%	1%	$163.1	$161.7	1%
% of Sales	16.4%	17.6%	16.6%			16.7%	16.5%
Unallocated Corporate Expenses	$(2.7)	$(3.8)	$(3.4)	(29)%	(21)%	$(9.7)	$(11.7)	(17)%

MTI Consolidated	$66.5	$78.4	$74.2	(15)%	(10)%	$287.1	$315.5	(9)%
% of Sales	12.8%	14.7%	14.3%			13.9%	14.9%
* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions of dollars)

ASSETS

	December 31,	December 31,
	2025*	2024**

Current assets:
Cash & cash equivalents	$329.0	$333.1
Short-term investments	3.6	4.0
Accounts receivable, net	400.1	385.2
Inventories	350.2	342.1
Prepaid expenses and other current assets	72.7	66.6
Total current assets	1,155.6	1,131.0

Property, plant and equipment	2,308.9	2,236.6
Less accumulated depreciation	1,283.9	1,246.9
Net property, plant & equipment	1,025.0	989.7

Goodwill	915.9	913.8
Intangible assets	208.7	218.1
Other assets and deferred charges	163.8	141.3

Total assets	$3,469.0	$3,393.9

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt	$0.4	$5.1
Current maturities of long-term debt	6.3	6.5
Accounts payable	187.9	185.5
Other current liabilities	360.8	200.6
Total current liabilities	555.4	397.7

Long-term debt	955.0	959.6
Deferred income taxes	90.7	130.5
Other non-current liabilities	118.2	122.9
Total liabilities	1,719.3	1,610.7

Total MTI shareholders' equity	1,713.4	1,747.0
Non-controlling interests	36.3	36.2
Total shareholders' equity	1,749.7	1,783.2

Total liabilities and shareholders' equity	$3,469.0	$3,393.9

* Unaudited
** Condensed from audited financial statements.